Exhibit 99.5
[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]
The Board of Directors
Mirant Corporation
1155 Perimeter Center West
Atlanta, Georgia 30338-5416
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated April 10, 2010, to the Board of Directors of Mirant Corporation (“Mirant”) as Annex D to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Mirant Financial Advisor” and “THE MERGER — Opinion of Mirant’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Mirant and RRI Energy, Inc. (“RRI”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of RRI (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ J.P. Morgan Securities Inc.
J.P. MORGAN SECURITIES INC.

May 28, 2010